EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Russell Stubbs, SVP and COO
John Hickerson, SVP and CMO
Ronald Knutson, SVP and CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc. Announces Relocation of Lisa Motor Lines

Dallas, April 9, 2009 (GLOBE NEWSWIRE) -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced that consistent with its ongoing initiative of consolidating duplicative support and reducing terminal related expenses the day-to-day operating functions for Lisa Motor Lines has been relocated to the FFE Transportation location in Lancaster, TX. Lisa Motor Lines is a temperature-controlled truckload carrier that also specializes in providing dedicated services within the FFEX family of companies.

“Lisa Motor Lines is a high service and customer sensitive organization with an established reputation for responsiveness to their customers and drivers”, said Mit Stubbs, President and Chief Executive Officer of Frozen Food Express. “Lisa Motor Lines will continue to provide high levels of service to their client base that their customers have come to expect with the expertise and experience of their drivers and operations teams.  It’s business as usual with the exception that some of the functional support will be performed from a different location.  Lisa Motor Lines has been and will continue to be a major contributor to our organization.”

The consolidation of these efforts will help drive expense savings throughout the organization with no disruption of services to our customers.  Frozen Food Express continues to be in a strong financial position with no outstanding debt under its revolving credit facility.

About FFEX
Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products.  Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload.  We also provide brokerage/logistics services, as well as dedicated fleets to our customers.  Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net. To join our email alert list, please click on the following link: http://www.ffex.net/irpass.asp?BzID=1065&to=ea&s=0.  FFE’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.